Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Magellan Midstream Holdings, L.P. for the registration of 25, 300,000 common units representing limited partner interests, of our report dated March 22, 2005 (Except for the sixth paragraph of Note 2, to which the date is November 9, 2005), with respect to the financial statements of Magellan Midstream Holdings, L.P. and Magellan Midstream Holdings, L.P. Predecessor, and our report dated March 22, 2005, with respect to the balance sheets of Magellan Midstream Holdings GP, LLC, included in the Registration Statement on Form S-1 (Registration No. 333-129623) on November 10, 2005, as amended.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 6, 2006